SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933


                          INDEXONLY TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in its Charter)

         Nevada                                    98-0223452
(State or Other Jurisdiction of            (IRS Employer Identification
 Incorporation or Organization                     Number)

                          3823 Henning Drive, Suite 217
                    Burnaby, British Columbia V5C 6P3 CANADA
                                 (604) 419-4401
          (Address and Telephone Number of Principal Executive Offices)


                          Indexonly Technologies, Inc.
                             1999 Stock Option Plan
                            (Full Title of the Plan)

(name, address and telephone number
     of agent for service)                         (with copies to)
           Cliff Sweeney                          Shea Wilson, Esq.
     Chief Executive Officer                  Ogden Murphy Wallace P.L.L.C.
    Indexonly Technologies, Inc.                   Attorneys at Law
   3833 Henning Drive, Suite 217            1601 Fifth Avenue, Suite 2100
Burnaby, British Columbia  V5C 6P3 CANADA     Seattle, Washington  98101
          (604) 419-4401                            (206) 447-7000


                         CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------
                                                   Proposed             Proposed Maximum
Title of Securities to be     Amount to be         Maximum Offering     Aggregate Offering     Amount of
     registered               Registered (1)(4)    Price per Share           Price           Registration Fee
---------------------------------------------------------------------------------------------------------------
  Common Stock
 par value $0.001              12,667,834            $1.00(2)            $12,667,834(2)       $ 3,344.31
---------------------------------------------------------------------------------------------------------------
  Common Stock
 Par value $0.001               2,332,166            $1.05(3)            $ 2,448,774(3)       $   646.78
---------------------------------------------------------------------------------------------------------------
      Total                    15,000,000                                $15,116,608          $ 3,991.09
---------------------------------------------------------------------------------------------------------------

(1) In addition, pursuant to Rule 416(c) under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate amount of interests to be offered or sold pursuant to the 1999 Stock Option Plan described herein.
(2) Per share exercise price for outstanding options calculated pursuant to Rule 457(h).
(3) Estimated pursuant to Rules 457(h) and 457(c), solely for the purpose of computing the amount of the registration fee, based on the closing bid price of the Common Stock on October 18, 2000 as reported on the OTC Bulletin Board.
(4) This registration statement also covers additional shares of common stock which become issuable under the 1999 Stock Option Plan with respect to the securities registered hereunder by reason of a reorganization, recapitalization, stock split, stock dividend, combination of shares, merger or consolidation, or the sale, conveyance or other transfer by Indexonly of all or substantially all of its property or other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Indexonly stock.

                                     PART I
              INFORMATION REQUIRED IN THE SECTION 10 (a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*     Information required by Items 1 and 2 of Part I to be contained in the
      Section 10(a) Prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, and the Note to Part I of Form S-8.


                                     PART II
               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.     Incorporation of Documents by Reference.

The following documents filed by Indexonly Technologies, Inc. (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

a. The final prospectus included in the Registrant's Registration Statement for Small Business Issuers on Form SB-2, as amended by Amendment No. 3 filed August 4, 2000.

b. All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act") since the effective date of its Form SB-2 (or August 4, 2000), and

c. The description of the Registrant's Common Stock contained in the Registrant's Registration Statement on Form SB-2, as amended by Amendment No. 3 filed August 4, 2000.

All documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered here in have been sold or which deregisters all securities then remaining unsold, are deemed to be incorporated by reference in this Registration Statement and to be a part thereof from the date of filing of such documents.

Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document modifies or supersedes such first statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.


Item 4.     Description of Securities.

            Not applicable.

Item 5.     Interest of Named Experts and Counsel.

            None.

Item 6.     Indemnification of Directors and Officers.

As authorized by Section 78.751 of the Nevada General Corporation Law, the Registrant may indemnify its officers and directors against expenses incurred by such persons in connection with any threatened, pending or completed action, suit or proceedings, whether civil, criminal, administrative or investigative, involving such persons in their capacities as officers and directors, so long as such persons acted in good faith and in a manner which they reasonably believed to be in the Registrant's best interests. If the legal proceeding, however, is by or in our right, the director or officer may not be indemnified in respect of any claim, issue or matter as to which he is adjudged to be liable for negligence or misconduct in the performance of his duty to the Registrant unless a court determines otherwise.

Under Nevada law, corporations may also purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director or officer (or is serving at the request of the corporation as a director or officer of another corporation) for any liability asserted against such person and any expenses incurred by him in his capacity as a director or officer. These financial arrangements may include trust funds, self-insurance programs, guarantees and insurance policies.

The Registrant's articles of incorporation, as amended, provide that its directors or officers shall not be personally liable to the Registrant or any of its stockholders for damages resulting from breaches of fiduciary duty as a director or officer for acts or omissions, except for damages resulting from acts or omissions which involve intentional misconduct, fraud, knowing violation of law, or the payment of dividends in violation of the Nevada Revised Statutes.

The Registrant's bylaws provide for the indemnification of officers and directors to the fullest extent possible under Nevada Law, against expenses (including attorney's fees), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was our agent. The Registrant is also granted the power, to the maximum extent and in the manner permitted by the Nevada Revised Statutes, to indemnify each of its employees and agents (other than directors and officers) against expenses (including attorneys' fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was the Registrant's agent.


Item 7.     Exemption from Registration Claimed.

            Not applicable.


Item 8.     Exhibits.

The following exhibits included herewith or incorporated herein by reference are made part of this Registration Statement:

    4.1*     Indexonly Technologies, Inc. 1999 Stock Option Plan;
    4.2      Form of Stock Option Agreement;
    5.1      Opinion of Ogden Murphy Wallace, P.L.L.C.;
    23.1     Consent of KPMG L.L.P., Independent accountants;
    23.2     Consent of Ogden Murphy Wallace, P.L.L.C. (see Exhibit 5.1);
    24.1     Power of Attorney (included on signature page).

* Incorporated by reference to the Registrant's Registration Statement for Small Business Issuers on Form SB-2, as amended by Amendment No. 3 filed August 4, 2000.

Item 9.     Undertakings

The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
  (ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post
         -effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the
          Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registereed) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2) That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the forgoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, Canada, on October 19, 2000.

                          INDEXONLY TECHNOLOGIES, INC.

                            By:  /s/    Cliff Sweeney
                              -----------------------
                               Cliff Sweeney
                               Chairman and Chief Executive Officer


The Plan. Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Burnaby, Province of British Columbia, Canada, on October 19, 2000.


               INDEXONLY TECHNOLOGIES, INC. 1999 STOCK OPTION PLAN

                            By:  /s/    Cliff Sweeney
                              -----------------------
                               Cliff Sweeney
                               Chairman and Chief Executive Officer


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Cliff Sweeney, as his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Indexonly Technologies, Inc., and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, grant unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the foregoing, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates stated.

      Signature                    Title                    Date
      ---------                    -----                    ----

/s/ Cliff Sweeney               Chairman and Chief          October 19, 2000
-----------------
                                Executive Officer


/s/ David Manning               Chief Financial Officer     October 19, 2000
-----------------


/s/ Norm Friend                 Director                    October 19, 2000
---------------


/s/ Peter Ribeiro               Director                    October 19, 2000
-----------------

                                  EXHIBIT INDEX


Exhibit Number          Description
--------------          -----------

4.1*                Indexonly Technologies, Inc. 1999 Stock Option Plan;
4.2                 Form of Stock Option Agreement;
5.1                 Opinion of Ogden Murphy Wallace, P.L.L.C.;
23.3                Consent of KPMG L.L.P., Independent accountants;
23.4                Consent of Ogden Murphy Wallace, P.L.L.C. (see Exhibit 5.1);
24.1                Power of Attorney (included on signature page).

* Incorporated by reference to the Registrant's Registration Statement for Small Business Issuers on Form SB-2, as amended by Amendment No. 3 filed August 4, 2000.

Exhibit 4.2
                                OPTION AGREEMENT

                        FOR THE 1999 STOCK OPTION PLAN OF
                          INDEXONLY TECHNOLOGIES, INC.


BETWEEN:
                  INDEXONLY TECHNOLOGIES, INC. (the "Company")
                                      AND:
                         [insert name] (the "Optionee")


This Option Agreement is entered into between the Company and the Optionee pursuant to the Company's 1999 Stock Option Plan (the "Plan"), a copy of which is attached hereto as Schedule "A", and confirms that subject to regulatory approval, if required, and subject to compliance with all applicable securities laws:

1.     On *, 2000 (the "Grant Date");

2.     the Optionee, an employee/director/officer/consultant of/to the Company;

3. Was granted the option (the "Option") to purchase Common shares (the "Option Shares") of the Company upon and subject to the terms and conditions contained in the Plan;

4.     Exercisable at the price (the "Exercise Price") of US$1.00 per share;

5.     The Option shall vest and be exercisable as follows:

(a) with respect to of the Option Shares, on the date which is 90 days from the date the Company obtains "reporting issuer" status with the US Securities and Exchange Commission the "Reporting Date");

(b) with respect to - of the Option Shares, on the date which is 180 days from the Reporting Date;

(c) with respect to - of the Option Shares, on March 1, 2001; and

(d) with respect to - of the Option Shares, on March 1, 2002.

6.     Unless the Option is terminated earlier pursuant to the terms of the
       Plan, the option shall terminate on          , 2003.
                                          -----------
7. By signing this Agreement the Optionee acknowledges that he has read and understands the Plan.


IN WITNESS WHEREOF the parties hereto have executed this Option Agreement as of
             , 2000.
-------------

INDEXONLY TECHNOLOGIES, INC.



Per:
------------------------------                    ------------------------------
Authorized Signatory                              OPTIONEE: (Signature

Exhibit 5.1

                     [OGDEN MURPHY WALLACE, PLLC LETTERHEAD]


October 19, 2000


Indexonly Technologies, Inc.
3823 Henning Drive, Suite 217
Vancouver, BC  V5C 6P3
CANADA

Re: Registration Statement on Form S-8 of Indexonly Technologies, Inc.; Indexonly Technologies, Inc. 1999 Stock Option Plan

Ladies and Gentlemen:

At your request, we have examined the Registration Statement on Form S-8 executed by you on October 19, 2000, and to be filed with the Securities and Exchange Commission (the "SEC") in connection with the registration under the Securities Act of 1933, as amended, of 15,000,000 shares of your common stock, par value of $.001 per share (the "Common Stock"), which will be issuable under the Indexonly Technologies, Inc. 1999 Stock Option Plan (the "Plan").

As your counsel in connection with the Registration Statement, we have examined the proceedings taken by you in connection with the adoption of the Plan and the authorization of the issuance of the shares of Common Stock under the Plan (the "Plan Shares") and such documents as we have deemed necessary to render this opinion.

Based upon the foregoing, it is our opinion that the Plan Shares, when issued and outstanding pursuant to the terms of the Plan, will be validly issued, fully paid and non-assessable shares of Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to all references to our firm included in or made a part of the Registration Statement.

Very truly yours,

OGDEN MURPHY WALLACE, P.L.L.C.

/s/ James L. Vandeberg

James L. Vandeberg

Exhibit 23.3





                        Independent Accountants' Consent

The Board of Directors
Indexonly Technologies, Inc.

We consent to the incorporation reference in the registration statement on Form S-8 of Indexonly Technologies, Inc. of our auditors' report dated January 25, 2000, on the consolidated balance sheet of Indexonly Technologies, Inc. as at December 31, 1999 and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for the period from June 28, 1999 (inception) to December 31, 1999, which report appears in the December 31, 1999 annual report on Form 10-KSB.

Our report dated January 25, 2000, contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and negative cash flows, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.


Chartered Accountants

/s/KPMG LLP

Vancouver, Canada
September 7, 2000